EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement of Horizon Bancorp, Inc. on Form S-3 of our reports dated February 28, 2020, on our audits of the consolidated financial statements of Horizon Bancorp, Inc. as of December 31, 2019 and 2018, and for each of the years in the three-year period ended December 31, 2019, and our audit of the internal control over financial reporting of Horizon Bancorp, Inc. as of December 31, 2019, which reports are included in the Annual Report on Form 10-K. We also consent to the reference to our firm under the heading of “Experts.”

/s/ BKD, LLP
BKD, LLP

Indianapolis, Indiana

January 7, 2021